Exhibit (e)(2)

Amended and Restated

Schedule A

to the

Distribution Agreement

by and between

Marshall Funds, Inc.

and

M&I Distributors, LLC

(as of December 29, 2011)

Name of Funds

BMO Large-Cap Value Fund

BMO Dividend Income Fund

BMO Large-Cap Growth Fund

BMO Large-Cap Focus Fund

BMO Mid-Cap Value Fund

BMO Mid-Cap Growth Fund

BMO Small-Cap Value Fund

BMO Small-Cap Growth Fund

BMO Pyrford International Stock Fund

BMO Lloyd George Emerging Markets Equity Fund

BMO Pyrford Global Strategic Return Fund

BMO Ultra Short Tax-Free Fund

BMO Short-Term Income Fund

BMO Short-Intermediate Bond Fund

BMO Intermediate Tax-Free Fund

BMO Government Income Fund

BMO TCH Corporate Income Fund

BMO Aggregate Bond Fund

BMO TCH Core Plus Bond Fund

BMO Monegy High Yield Bond Fund

BMO Government Money Market Fund

BMO Tax-Free Money Market Fund

BMO Prime Money Market Fund